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                                                                    Exhibit 4.20
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              Notice to Holders of Trump Plaza Holding Associates
                      12-1/2% Pay-In-Kind Notes due 2003

        Notice is hereby given to the holders of Trump Plaza Holding Associates 12-1/2% Pay-In-Kind Notes, due 2003, CUSIP number 89817EAB1 (the "Notes"), that:

    (1) pursuant to Section 1110 of the Indenture, dated as of June 24, 1993 (the "Indenture"), between Trump Plaza Holding Associates, as issuer and First Bank National Association, as trustee (the "Trustee"), and subject to the conditions set forth in paragraph (5) of this Notice, the Notes are hereby called for redemption on June 9, 1995 or such later date on or prior to June 15, 1995 that the conditions set forth in paragraph (5) of this Notice shall have been met (the "Redemption Date") and shall be surrendered for payment of the Redemption Price (as defined below) at First Bank National Association, 180 East Fifth Street, St. Paul, MN 55101, Attention:
    Corporate Trust Department;

    (2) on or prior to the Redemption Date and subject to the conditions set forth in paragraph (5) of this Notice, there shall be deposited with the Trustee, as paying agent for the Notes (the "Paying Agent"), certain moneys in same day funds all or a portion of which, in accordance with the provisions of the Indenture, will provide funds sufficient (a) to pay 100% of the principal amount of the Notes outstanding on the Redemption Date (the "Redemption Price") and (b) to make payment of the interest accrued and unpaid on such Notes through the Redemption Date;

    (3) the Paying Agent will provide from the moneys described in clause (2) above on the Redemption Date for the payment of the Redemption Price together with accrued and unpaid interest on the Notes outstanding on the Redemption Date;

    (4) the Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, and subject to the conditions set forth in paragraph (5) of this Notice, on the Redemption Date (a) the Redemption Price will become due and payable on each of such Notes and (b) unless Trump Plaza Holding Associates shall default in the payment of the Redemption Price, interest thereon shall cease to accrue on and after said date; and

    (5) the redemption of the Notes set forth above is pursuant to Section 1110 of the Indenture. Section 1110 provides that in the case of an Equity Offering (as defined in the Indenture), Trump Plaza Holding Associates shall (or shall cause an affiliate to) use 35% of the net proceeds of such Equity Offering to redeem the Notes, if on or prior to June 15, 1995, at 100% of the principal amount thereof, together with

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    accrued and unpaid interest through the Redemption Date. Proceeds from an equity offering of Trump Hotels & Casino Resorts, Inc., an affiliate of Trump Plaza Holding Associates (the "THCR Equity Offering"), will be used to redeem the Notes as set forth in this Notice; provided, that in the event
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    that 35% of the net proceeds of the THCR Equity Offering is not sufficient to redeem all Notes outstanding on the Redemption Date, the particular Notes or portions thereof to be redeemed shall be selected pursuant to Section 1104 of the Indenture, and provided, further, that in the case of a Note
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    redeemed in part, a new Note or Notes will be issued following the
    Redemption Date in the aggregate principal amount equal to the unredeemed portion thereof. The redemption of the Notes is expressly conditioned on the consummation of the THCR Equity Offering. Trump Hotels & Casino Resorts, Inc. is under no obligation to consummate the THCR Equity Offering and Trump Plaza Holding Associates is under no obligation to cause Trump Hotels & Casino Resorts, Inc. to consummate the THCR Equity Offering. In the event that the THCR Equity Offering is not consummated, Trump Plaza Holding Associates shall be under no obligation to redeem the Notes and all Notes surrendered to the Paying Agent shall promptly be returned to the holders thereof.



                               Dated this 26th day of April, 1995



                               TRUMP PLAZA HOLDING ASSOCIATES


                               By:  First Bank National Association,
                                    as Trustee

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